Exhibit 99.1
PRESS RELEASE

AMERICAN CONSUMERS, INC. ANNOUNCES PROPOSED
REVERSE/FORWARD STOCK SPLIT AND RELATED PLAN TO
DEREGISTER ITS COMMON STOCK WITH THE SEC

American Consumers, Inc. 55 Hannah Way Rossville, GA 30741 Contact: Paul R. Cook, (706) 861-3347	February 18, 2011

Rossville, GA – American Consumers, Inc., d/b/a Shop Rite (the “Company”) today announced that its Board of Directors has approved a plan to terminate the Company’s obligation to file reports with the Securities and Exchange Commission (the “SEC”).  This would be accomplished through a 1-for-400 reverse stock split of the Company’s outstanding common stock to be followed immediately by a 400-for-1 forward stock split (the “Reverse/Forward Stock Split”).  If the transaction is completed,  the Company expects to have fewer than 500 shareholders of record which, because the Company also has less than $10 million in total assets, will allow the Company to make the necessary filings to terminate the registration of its common stock under the Securities Exchange Act of 1934.  As a result, the Company would no longer be required to file periodic reports and other information with the SEC, although the Company anticipates that its stock will continue to be quoted on the Pink Sheets over-the-counter market.  Completion of the transaction is subject to the fulfillment of all of the filing requirements of the SEC.

Chairman and CEO Paul Cook stated, "In addition to significant anticipated cost savings resulting from the elimination of these reporting requirements, we expect that the reduced burden on management will allow our officers to focus more attention on improving our operating performance and serving our customers and the communities where we operate.  Further, the Company will be able to avoid additional costs associated with pending requirement that we begin filing our financial statements in XBRL format starting with our quarter ending in August 2011."

In the Reverse/Forward Stock Split, shareholders with less than 400 shares of the Company’s common stock held of record in their name immediately before the transaction will receive a cash payment equal to $1.00 per pre-split share. Shareholders holding 400 or more shares of the Company’s common stock immediately before the transaction will not receive cash payment and will continue to hold the same number of shares after completion of the transaction.  Beneficial owners of shares held in street name will not have their shares affected by the Reverse/Forward Stock Split, provided that their shares are held through an account with a broker, bank or other custodian that holds such shares in nominee name through Cede & Co. (which is true of most “street name” accounts with brokers and other financial institutions).

The Board of Directors created a Special Transaction Committee of independent directors to review the proposed Reverse/Forward Stock Split.  The Special Transaction Committee received a fairness opinion from its financial advisor, Southard Financial of Memphis, Tennessee, that the per share cash consideration to be paid in the proposed Reverse/Forward Stock Split is fair, from a financial point of view, to the Company’s unaffiliated shareholders, including those unaffiliated shareholders that would be cashed out as a result of the Reverse/Forward Stock Split as well as the Company’s unaffiliated continuing shareholders who will not be cashed out in the transaction.

PRESS RELEASE

The proposed Reverse/Forward Stock Split is subject to approval by the holders of a majority of the issued and outstanding shares of the Company’s common stock.  Shareholders will be asked to approve the Reverse/Forward Stock Split and Right of First Refusal at a special meeting of shareholders, currently expected to be held March 31, 2011.  Even if the shareholders approve the Reverse/Forward Stock Split and Right of First Refusal, the Board of Directors reserves the right to defer or not to implement the transaction.

This press release is only a description of the proposed transaction and is not an offer to acquire any shares of common stock.  The Company intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. All shareholders are advised to read the definitive proxy statement and Schedule 13E-3 at the SEC’s web site at www.sec.gov. The Company will also mail a copy of the definitive proxy statement prior to the special meeting to its shareholders entitled to vote at the meeting.

American Consumers, Inc. operates eight “Shop Rite” supermarkets within the geographical area that comprises Northwest Georgia, Northeast Alabama, and Southeast Tennessee.  The Company’s Common Stock is traded on the Pink Sheets under the symbol “ANCS.PK”.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, for a discussion of such risks and uncertainties.

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